                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 5, 2000

                 FAMOUS DAVE'S OF AMERICA, INC. (NASDAQ : DAVE)

      FAMOUS DAVE'S OF AMERICA, INC. ACQUIRES 4 RED RIVER BARBEQUE & GRILLE
                       LOCATIONS IN MARYLAND AND VIRGINIA


FOR MORE INFORMATION CONTACT:
PAUL CAMPBELL - CFO
(612) 294-1330

Eden Prairie, MN. January 5, 2000 - Famous Dave's of America, Inc. announced today that as of January 1, 2000, it has acquired four Red River Barbeque & Grille restaurants in the Washington, D.C. area. The restaurants are located in Annapolis, Maryland; Columbia, Maryland; Fredrick, Maryland; and Woodbridge, Virginia, and have been open for one to three years.

"Famous Dave's was looking at the next major market for its continued growth strategy. The Red River restaurants met the company's acquisition criteria of being in the core business of barbecue located in a major metropolitan area, accretive to earnings, and could be purchased with a minimal amount of cash. Additionally, the restaurants have an established presence in the Washington, Maryland, and Virginia areas in which Famous Dave's believes it can develop eight to ten additional restaurants. Each of the locations will operate as Red River Barbeque & Grille until they are converted to Famous Dave's BBQ restaurants within the next 120 days", stated Martin O'Dowd, President and CEO, Famous Dave's of America, Inc.

Famous Dave's of America, Inc. (NASDAQ : DAVE) operates 28 full service and counter style restaurants and blues clubs in Minnesota, Wisconsin, Iowa, Illinois, Nebraska, Maryland and Virginia. Its menu features award-winning barbecue and grilled meats, an ample selection of salads, side items, sandwiches, and unique desserts. The company has announced plans to open an additional 6 units in 2000.

Certain matters discussed within this press release, including statements regarding new restaurant sites, restaurant openings and expansion plans, may be forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to defer materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing and other risks detailed from time to time in the company's SEC reports.